Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated October 7, 2010
Relating to Preliminary Prospectus Supplement, dated October 6, 2010 to Prospectus, dated September 10, 2010
Registration No. 333-169104
INVESCO MORTGAGE CAPITAL INC.
FREE WRITING PROSPECTUS
October 7, 2010
This free writing prospectus relates to the Registration Statement on Form S-3 (File No. 333-169104) of Invesco Mortgage Capital Inc. (the “Company”), and the prospectus, dated September 10, 2010, included therein, as supplemented by the preliminary prospectus supplement, dated October 6, 2010 (together, the “Preliminary Prospectus”), relating to the Company’s proposed offer and sale of shares of its common stock. This free writing prospectus relates only to the securities described in the Preliminary Prospectus and should be read together with the Preliminary Prospectus.
PRICING AND RELATED TERMS
Issuer: Invesco Mortgage Capital Inc.
NYSE Symbol: IVR
Price per Share: $20.75
Common Stock Offered: 12,000,000 shares (plus an additional 1,800,000 shares to cover the underwriters’ over-allotment option, if any)
Anticipated Closing Date: October 13, 2010
Joint Book-Running Managers:
Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. Incorporated.
Co-Managers:
JMP Securities LLC, Keefe, Bruyette & Woods, Inc. and Wells Fargo Securities, LLC
Other Relationships with Underwriters:
In the ordinary course of their businesses, the underwriters and/or their respective affiliates may engage in financial transactions with, and perform investment banking, lending, hedging, asset management and/or financial advisory services for us and/or our affiliates

(including, but not limited to Invesco Ltd. and Invesco Advisers, Inc.). They receive customary fees and reimbursements of expenses for these transactions and services.
We have entered into master repurchase agreements and/or swap agreements with Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. Incorporated and Wells Fargo Securities, LLC and/or their affiliates, in each case for the financing of our acquisitions of Agency and non-Agency residential mortgage-backed securities and hedging of interest rate volatility.
In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of the Company.
OUR CENTRAL INDEX KEY, OR CIK, ON THE SECURITIES AND EXCHANGE (“SEC”) WEB SITE IS: 0001437071.
THE COMPANY HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS AND PRELIMINARY PROSPECTUS SUPPLEMENT) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT, THE PRELIMINARY PROSPECTUS SUPPLEMENT AND OTHER DOCUMENTS THE COMPANY HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE COMPANY AND THIS OFFERING. YOU MAY OBTAIN THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV OR ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND TO YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING CREDIT SUISSE TOLL-FREE 1-800-221-1037 MORGAN STANLEY TOLL FREE 1-866-718-1649.
ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.